Exhibit 99.1
FOR IMMEDIATE RELEASE – July 25, 2024
Carter Bankshares, Inc. Announces Second Quarter 2024 Financial Results
Martinsville, VA, July 25, 2024 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced quarterly net income of $4.8 million, or $0.21 diluted earnings per share (“EPS”), for the second quarter of 2024 compared to net income of $5.8 million, or $0.25 diluted EPS, in the first quarter of 2024 and net income of $5.7 million, or $0.24 diluted EPS, for the second quarter of 2023. The pre-tax pre-provision income1 was $6.2 million for the second quarter of 2024, $7.2 million for the first quarter of 2024 and $6.2 million for the second quarter of 2023.
For the six months ended June 30, 2024, net income was $10.6 million, or $0.46 diluted EPS, compared to net income of $21.6 million, or $0.91 diluted EPS for the same period in 2023. Pre-tax pre-provision income1 was $13.4 million and $28.1 million for the six months ended June 30, 2024 and 2023, respectively.
During the second quarter of 2024 the federal court lawsuit filed against the Company and the Bank by West Virginia Governor James C. Justice II, his wife Cathy L. Justice, his son James C. Justice, III, and related entities that he and/or they own (collectively, the “Justice Entities”) was dismissed with prejudice. In connection with the dismissal of this litigation, the Justice Entities have agreed upon a pathway of curtailment and payoff of the outstanding loans with the Bank. The Justice Entities have already started that process of curtailment, and the aggregate nonperforming loan balance associated with the Justice Entities has been reduced from $301.9 million as of March 31, 2024 to $294.1 million as of June 30, 2024.
The Company’s financial results continue to be significantly impacted by placing loans contained in the Bank's Other segment on nonaccrual status during the second quarter of 2023. The Bank’s Other segment, represents the Bank’s loans to the Justice Entities, which remains the Bank's largest lending relationship. As a result, interest income was negatively impacted by $9.1 million and $11.3 million during the second quarter of 2024 and 2023, respectively. Interest income has been negatively impacted by $48.4 million in the aggregate since placement of these loans on nonaccrual status during the second quarter of 2023.
Financial Highlights for the Three and Six Months Ended June 30, 2024
•At June 30, 2024, nonperforming loans declined by $7.1 million to $300.2 million when compared to March 31, 2024. Nonperforming loans to total portfolio loans were 8.46%, 8.76% and 9.33% for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. The decline in nonperforming loans during the second quarter of 2024 is primarily due to $7.8 million of curtailment payments made by the Bank’s largest nonperforming lending relationship;
•The allowance for credit losses to total portfolio loans were 2.72%, 2.75% and 2.83% at June 30, 2024, March 31, 2024 and June 30, 2023, respectively. The decrease is primarily related to $1.4 million of other segment specific reserves released in connection with the aforementioned $7.8 million of curtailment payments;
•Total portfolio loans increased $40.5 million, or 4.6% on an annualized basis, to $3.5 billion at June 30, 2024 compared to March 31, 2024 and increased $219.1 million, or 6.6%, compared to June 30, 2023;
•Total deposits increased $50.8 million, or 5.3% on an annualized basis, compared to March 31, 2024 and increased $301.2 million, or 8.4%, compared to June 30, 2023;
•Net interest income decreased $0.3 million, or 1.2%, to $28.1 million compared to the first quarter of 2024 and increased $1.4 million, or 5.2% compared to the second quarter of 2023. For the six months ended

June 30, 2024 net interest income decreased $11.0 million, or 16.3% compared to the same period in 2023 primarily driven by the aforementioned NPL relationship, which negatively impacted interest income by $18.4 million for the six months ended June 30, 2024 as compared to $11.3 million for the same period in 2023. Funding costs increased 127 basis points, offset by an increase of 36 basis points on the yield on earning assets for the six months ended June 30, 2024 compared to the same period in 2023;
•Net interest margin, on a fully taxable equivalent basis3 (“FTE”), decreased four basis points to 2.56% compared to the first quarter of 2024 and increased two basis points compared to the second quarter of 2023. For the six months ended June 30, 2024 net interest margin, on a FTE basis, decreased 67 basis points to 2.58% compared to the same period in 2023. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023;
•The efficiency ratio was 81.62%, 78.46% and 80.46% for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. The efficiency ratio was impacted primarily by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023.
“As previously noted, the lawsuit filed by West Virginia Governor James Justice and related entities was dismissed with prejudice during the second quarter of 2024, and the Justice Entities have begun curtailing their debt owed to the Bank. This was a favorable outcome for our Company and we remain committed to resolving this lending relationship in a manner that best protects the Company, the Bank and shareholders, stated Litz H. Van Dyke, Chief Executive Officer.”
Van Dyke continued, “Obviously, the large nonperforming lending relationship continues to have a negative impact on our financial results, but aside from this issue, we believe our financial performance for the second quarter was solid and our asset quality remains strong across all credit metrics. We continue to feel positive about the fundamentals of the Company and the structure of our balance sheet. Capital and liquidity levels continue to be strong. Loan production was modest in the second quarter, largely due to more construction lending that we expect to fund gradually over time. Our loan production pipeline also remains solid, however, we are still expecting moderate loan growth this year. We believe our bond portfolio is well positioned to outperform many of our peers in what appears to be a protracted period of higher interest rates. Modest deposit growth is occurring in most categories. While there continues to be pressure on the cost of funds, rates have been leveling off. However, the current rate environment will continue to affect our margin in the coming quarters. We expect that our net interest margin will return to a more normalized level once the large nonperforming lending relationship is fully resolved. Additionally, if the Fed begins to cut short-term interest rates, we believe our balance sheet is positioned so that it will positively impact our margins.”
Operating Highlights
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 8.46%, 8.76% and 9.33% as of June 30, 2024, March 31, 2024 and June 30, 2023, respectively. At June 30, 2024, nonperforming loans decreased $7.1 million to $300.2 million since March 31, 2024. The decrease was primarily due to $7.8 million of curtailment payments made by the Bank’s largest nonperforming lending relationship.
During the second quarter of 2023, the Company placed commercial loans in the other segment of the Company’s loan portfolio relating to the Bank’s largest lending relationship with a current aggregate principal amount of $294.1 million on nonaccrual status due to loan maturities and failure to pay in full. This nonperforming relationship represents 98.0% of total nonperforming loans and 8.3% of total portfolio loans at June 30, 2024.
In connection with the settlement and the path of curtailment described above, during the second quarter of 2024, $7.8 million of curtailments have decreased the aggregate nonperforming loan balance outstanding to the

Bank. The Company believes it is well secured based on the net carrying value of the credit relationship and it has appropriately reserved for expected credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans. The Company has specific reserves of $52.9 million at June 30, 2024 with respect to such loans.
The provision for credit losses increased $0.5 million and $0.4 million in the second quarter of 2024 compared to the first quarter of 2024 and the second quarter of 2023, respectively. The increase in the provision for credit losses as compared to the first quarter of 2024 was primarily driven by loan growth, net charge-offs and a $0.5 million reserve on a new individually evaluated loan in the second quarter of 2024, offset by $1.4 million of other segment reserves released during the second quarter of 2024 related to the aforementioned $7.8 million of curtailment payments.
The (recovery) provision for unfunded commitments in the second quarter of 2024 was a recovery of $235.4 thousand compared to a recovery of $43.3 thousand in the first quarter of 2024 and a provision of $359.8 thousand in the second quarter of 2023. The decline was due to decreased commitments in construction loans during the second quarter of 2024.
Net Interest Income
Net interest income decreased $0.3 million, or 1.2%, to $28.1 million compared to the first quarter of 2024 and increased $1.4 million, or 5.2%, compared to the second quarter of 2023. The net interest margin decreased three basis points to 2.55% compared to the first quarter of 2024, and increased four basis points compared to the second quarter of 2023. Net interest margin, on an FTE basis decreased four basis points to 2.56% compared to the quarter ended March 31, 2024 and increased two basis points compared to the second quarter of 2023. The yield on interest-earning assets increased four basis points compared to the quarter ended March 31, 2024 and increased 84 basis points compared to the quarter ended June 30, 2023.
Interest income increased $0.5 million during the second quarter of 2024 compared to the first quarter of 2024 primarily due to higher interest rate yields on interest-earning assets of four basis points due to new loan growth coming on at higher interest rates. Interest income increased $10.9 million for the six months ended June 30, 2024 compared to the same period in 2023 primarily due to average loan growth of $272.6 million in taxable loans during the second quarter of 2024, offset by the negative impact on interest income of $9.1 million relating to the Bank’s largest nonperforming lending relationship in the second quarter of 2024 compared to a higher negative impact of $11.3 million in the second quarter of 2023.
Interest expense increased $0.9 million, or 3.4%, for the three months ended June 30, 2024 compared to the first quarter of 2024 and increased $9.5 million, or 55.8%, as compared to the second quarter of 2023. Funding costs increased nine basis points compared to the previous quarter and increased 98 basis points compared to the same quarter of 2023. The increase in interest expense is due to customers migrating from lower cost non-maturing deposits to higher interest-bearing demand, money market and certificate of deposit (“CD”) products. During the second quarter of 2024, $286.8 million of CDs matured and repriced from an average rate of 4.32% to an average rate of 4.39%.
Net interest income decreased $11.0 million, or 16.3%, to $56.5 million for the six months ended June 30, 2024 compared to the same period in 2023. The net interest margin decreased 66 basis points to 2.56% for the six months ended June 30, 2024 compared to 3.22% for the same period in 2023. Net interest margin, on an FTE basis3, decreased 67 basis points to 2.58% for the six months ended June 30, 2024 compared to 3.25% for the same period in 2023. The decline in net interest income and net interest margin were significantly driven by the aforementioned large nonperforming lending relationship, which negatively impacted interest income by $18.4 million for the six months ended June 30, 2024 as compared to $11.3 million for the same period in 2023. Funding costs increased 127 basis points, partially offset by an increase of 36 basis points on the yield on earning assets for the six months ended June 30, 2024 compared to the same period in 2023. During the six months ended June 30, 2024, $760.6 million of CDs matured and repriced from an average rate of 4.30% to an average rate of 4.41%.
Since the first quarter of 2023, there has been continued pressure on our cost of funds due to the shift from non-maturing deposits to higher yielding certificates of deposits, interest-bearing demand, money markets and higher-cost borrowings driven by the ongoing inversion of the yield curve, which has negatively impacted our net interest margin. During the second quarter of 2024, this trend began to stabilize and we believe it will continue to stabilize in the coming quarters. Our balance sheet is currently exhibiting characteristics of a slightly liability sensitive position due to the short-term nature of our deposit portfolio and Federal Home Loan Bank (“FHLB”) borrowings. Specifically, 91.70% of our CD portfolio and 81.1% of our outstanding FHLB borrowings will mature and reprice over the next twelve months. This strategy gives us flexibility to manage the structure and pricing of our deposit and borrowing portfolios to reduce future funding costs should the Federal Open Market Committee (“FOMC”) begin cutting short-term rates later this year and beyond.
Noninterest Income
For the second quarter of 2024, total noninterest income was $5.5 million, an increase of $0.5 million, or 9.7%, from the first quarter of 2024 and an increase of $0.5 million, or 10.0%, compared to the second quarter of 2023. For the six months ended June 30, 2024, total noninterest income was $10.6 million, an increase of $0.8 million, or 8.3%, from the same period in 2023.
The increase of $0.5 million in noninterest income compared to the first quarter of 2024 primarily related to an increase of $0.3 million in insurance commissions and a $0.3 million increase in other noninterest income, offset by a decrease of $0.2 million in debit card interchange fees. The decline in debit card interchange fees was due to an annual Visa incentive program that occurred during the first quarter of 2024 and increased income by $0.3 million. During the three months ended June 30, 2024, we recognized an unrealized fair value gain of $63.3 thousand on equity securities. This unrealized fair value gain is recorded in Other Income on the Consolidated Statements of Income.
As compared to the second quarter of 2023, the $0.5 million variance in noninterest income was primarily due to an increase of $0.4 million in insurance commissions and $0.1 million increase on service charges, commissions and fees, offset by a decrease of $0.1 million in other noninterest income.
The most significant increase during the six months ended June 30, 2024 was $0.9 million higher insurance commissions. Also impacting the year-to-date increase was $0.1 million higher service charges, commissions and fees, offset by a decrease of $0.1 million in other noninterest income, as well as a decline of $0.1 million in commercial loan swap fee income as activity has declined due to the interest rate environment.
Noninterest Expense
For the second quarter of 2024, total noninterest expense was $27.4 million, an increase of $1.2 million, or 4.5%, from the first quarter of 2024 and an increase of $1.9 million, or 7.5% from the second quarter of 2023. For the six months ended June 30, 2024, total noninterest expenses was $53.7 million, an increase of $4.6 million, or 9.3%, from the same period in 2023.
As compared to the first quarter of 2024, the increase of $1.2 million included increases of $0.7 million in other noninterest expense, an increase of $0.3 million in data processing, and an increase of $0.2 million in advertising expenses, offset by a decrease of $0.1 million in Federal Deposit Insurance Corporation, (“FDIC”) insurance expense. The increase in other noninterest expense relates to a net change of $0.3 million on two other real estate owned (“OREO”) properties that sold in the first quarter of 2024, as well as higher appraisal expenses and loan collection expenses during the second quarter of 2024.

As compared to the second quarter of 2023, the increase of $1.9 million related to $0.9 million higher FDIC insurance expenses due to the deterioration in asset quality as a direct result of the large nonperforming lending relationship, and that reduced asset quality’s impact on the FDIC insurance assessment calculation, an increase of $0.6 million in salaries and employee benefits, an increase of $0.2 million in data processing expenses, and an increase of $0.2 million in occupancy expenses. Salaries and employee benefits increased as a result of higher salary expense due to fewer open positions in retail, job grade assessment increases and normal merit increases. The variance in occupancy relates primarily to general inflationary cost increases for existing and new service agreements, as well as lease expense on a newly opened office in the second quarter of 2024.
For the six months ended June 30, 2024 as compared to the six months ended June 30, 2023, the most significant increases in total noninterest expense, and similar variances to the year ago quarter, was an increase of $1.9 million in FDIC insurance expense, which was a direct result of the aforementioned large nonperforming lending relationship, an increase of $1.1 million in salaries and employee benefits, and an increase of $0.5 million in occupancy expenses. However, the year-to-date variance was also impacted by a $0.6 million increase in professional and legal fees as a result of fees incurred in connection with the large nonperforming lending relationship and an increase of $0.3 million in debit card expense. The variance in debit card expenses was primarily related to discounts received in March of 2023.
Financial Condition
Total assets were $4.5 billion at June 30, 2024, decreasing $22.4 million during the second quarter of 2024. Total portfolio loans increased $40.5 million, or 4.6% on an annualized basis, to $3.5 billion at June 30, 2024 compared to March 31, 2024. Cash and due from banks decreased $46.4 million to $61.7 million at June 30, 2024 compared to $108.1 million at March 31, 2024. The available-for-sale securities portfolio decreased $22.5 million and is currently 16.5% of total assets at June 30, 2024 compared to 16.9% of total assets at March 31, 2024. The decrease is due to maturities deployed into higher yielding loan assets during the six months ended June 30, 2024. FHLB stock, at cost, decreased $3.4 million to $14.5 million at June 30, 2024 compared to $17.9 million at March 31, 2024 due to lower levels of FHLB borrowings.
During the second quarter of 2024, the Company purchased $5.0 million of equity securities with carrying value totaling $5.1 million at June 30, 2024. The equity securities consist of our investment in a market-rate bond mutual fund that invests in high quality fixed income bonds, mainly government agency securities whose proceeds are designed to positively impact community development throughout the United States. The mutual fund focuses exclusively on providing affordable housing to low- and moderate-income borrowers and renters, including those in Majority Minority Census Tracts.
Total deposits increased $50.8 million, or 5.3% on an annualized basis, to $3.9 billion at June 30, 2024 compared to March 31, 2024 due to an increase of $67.5 million in CDs, an increase of $49.9 million in interest-bearing demand accounts, offset by a decrease of $27.6 million in savings accounts, a decrease of $20.3 million in money market accounts, and a decrease of $18.7 million in noninterest-bearing demand accounts. The Company had $115.6 million brokered CDs at both June 30, 2024 and March 31, 2024.
At June 30, 2024, noninterest-bearing deposits comprised 16.8% of total deposits compared to 17.5% and 19.3% at March 31, 2024 and June 30, 2023, respectively. CDs comprised 45.4%, 44.2% and 40.5% of total deposits at June 30, 2024, March 31, 2024 and June 30, 2023, respectively. As of June 30, 2024, approximately 82.8% of our total deposits of $3.9 billion were insured under standard FDIC insurance coverage limits, and approximately 17.2% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. As of March 31, 2024, approximately 82.8% of our total deposits of $3.8 billion were insured under standard FDIC insurance coverage limits, and approximately 17.2% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit.
FHLB borrowings decreased $72.5 million to $238.0 million at June 30, 2024 compared to $310.5 million at March 31, 2024 primarily due to deposit growth. The Company had no outstanding federal funds purchased at June 30, 2024 and March 31, 2024.
Capitalization and Liquidity
The Company remained well capitalized as of June 30, 2024. The Company’s Tier 1 Capital ratio was 10.95% at June 30, 2024 compared to 10.89% at March 31, 2024. The Company’s leverage ratio was 9.43% at June 30, 2024 compared to 9.34% at March 31, 2024. The Company’s Total Risk-Based Capital ratio was 12.22% at June 30, 2024 compared to 12.15% at March 31, 2024.
The Bank also remained well capitalized as of June 30, 2024. The Bank’s Tier 1 Capital ratio was 10.86% at June 30, 2024 compared to 10.80% at March 31, 2024. The Bank’s leverage ratio was 9.35% at June 30, 2024 compared to 9.27% at March 31, 2024. The Bank’s Total Risk-Based Capital ratio was 12.13% at June 30, 2024 compared to 12.07% at March 31, 2024.
Total capital of $364.4 million at June 30, 2024, reflects an increase of $5.3 million compared to March 31, 2024. The increase in equity during the quarter ended June 30, 2024 was primarily due to net income of $4.8 million for the three months ended June 30, 2024, a $0.2 million increase in other comprehensive income due to changes in fair value of investment securities and $0.3 million related to restricted stock activity for the quarter ended June 30, 2024.
At June 30, 2024, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.1 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $669.5 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $50.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these fed funds lines as of June 30, 2024. In addition to the above funding resources, the Company also has $438.2 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.5 billion in assets and 65 branches in Virginia and North Carolina. For more information or to open an account visit www.carterbank.com.

Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and may include statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;

•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on commercial real estate loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the war between Israel and Hamas and the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings, including the outcome of lawsuits related to the large nonperforming lending relationship;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to recent large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth;

•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key employees;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $21,364 at June 30, 2024, $73,218 at March 31, 2024 and $8,403 at June 30, 2023.	$61,746	$108,110	$53,275
Securities Available-for-Sale, at Fair Value	746,325	768,832	821,370
Equity Securities	5,063	—	—
Loans Held-for-Sale	—	—	173
Portfolio Loans	3,549,521	3,509,071	3,330,442
Allowance for Credit Losses	(96,686)	(96,536)	(94,144)
Portfolio Loans, net	3,452,835	3,412,535	3,236,298

Bank Premises and Equipment, net	73,347	73,339	74,946
Other Real Estate Owned, net	2,501	2,528	3,379
Federal Home Loan Bank Stock, at Cost	14,467	17,910	19,403
Bank Owned Life Insurance	58,828	58,463	57,415
Other Assets	117,397	113,229	117,731
Total Assets	$4,532,509	$4,554,946	$4,383,990

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$653,296	$671,981	$689,224
Interest-Bearing Demand	565,465	515,614	489,971
Money Market	500,475	520,785	422,780
Savings	399,833	427,461	526,588
Certificates of Deposit	1,762,232	1,694,680	1,451,540
Total Deposits	3,881,301	3,830,521	3,580,103
Federal Home Loan Bank Borrowings	238,000	310,500	407,135
Federal Funds Purchased	—	—	7,900
Reserve for Unfunded Commitments	2,914	3,150	2,736
Other Liabilities	45,883	51,709	41,879
Total Liabilities	4,168,098	4,195,880	4,039,753

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
23,072,750 outstanding at June 30, 2024,
23,020,542 outstanding at March 31, 2024 and 23,371,835 at June 30, 2023	23,073	23,021	23,372
Additional Paid-in Capital	91,274	90,947	95,506
Retained Earnings	319,697	314,894	307,344
Accumulated Other Comprehensive Loss	(69,633)	(69,796)	(81,985)
Total Shareholders’ Equity	364,411	359,066	344,237
Total Liabilities and Shareholders’ Equity	$4,532,509	$4,554,946	$4,383,990

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.43%	0.52%	0.52%
Return on Average Assets (YTD Annualized)	0.47%	0.52%	1.01%
Return on Average Shareholders' Equity (QTD Annualized)	5.40%	6.59%	6.38%
Return on Average Shareholders' Equity (YTD Annualized)	5.99%	6.59%	12.45%
Portfolio Loans to Deposit Ratio	91.45%	91.61%	93.03%
Allowance for Credit Losses to Total Portfolio Loans	2.72%	2.75%	2.83%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.04%	7.88%	7.85%
Tier 1 Leverage Ratio	9.43%	9.34%	10.02%
Risk-Based Capital - Tier 1	10.95%	10.89%	11.46%
Risk-Based Capital - Total	12.22%	12.15%	12.72%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$54,583	$54,049	$43,716	$108,632	$95,671
Interest Expense	26,491	25,630	17,005	52,121	28,175
NET INTEREST INCOME	28,092	28,419	26,711	56,511	67,496

Provision for Credit Losses	491	16	85	507	1,500
(Recovery) Provision for Unfunded Commitments	(236)	(43)	360	(279)	444
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	27,837	28,446	26,266	56,283	65,552

NONINTEREST INCOME
Gains (Losses) on Sales of Securities, net	36	—	3	36	(9)
Service Charges, Commissions and Fees	1,852	1,875	1,759	3,727	3,597
Debit Card Interchange Fees	1,933	2,086	1,934	4,019	4,039
Insurance Commissions	934	614	508	1,548	682
Bank Owned Life Insurance Income	365	348	341	713	680
Commercial Loan Swap Fee Income	—	—	—	—	114
Other	413	122	483	535	660
TOTAL NONINTEREST INCOME	5,533	5,045	5,028	10,578	9,763

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,216	14,200	13,649	28,416	27,301
Occupancy Expense, net	3,793	3,748	3,601	7,541	7,001
FDIC Insurance Expense	1,566	1,687	702	3,253	1,343
Other Taxes	894	903	786	1,797	1,590
Advertising Expense	528	357	431	885	770
Telephone Expense	342	417	412	759	839
Professional and Legal Fees	1,542	1,513	1,659	3,055	2,493
Data Processing	1,234	891	1,058	2,125	1,778
Debit Card Expense	808	756	771	1,564	1,250
Other	2,523	1,785	2,467	4,308	4,747
TOTAL NONINTEREST EXPENSE	27,446	26,257	25,536	53,703	49,112

INCOME BEFORE INCOME TAXES	5,924	7,234	5,758	13,158	26,203
Income Tax Provision	1,121	1,423	54	2,544	4,558
NET INCOME	$4,803	$5,811	$5,704	$10,614	$21,645

Shares Outstanding, at End of Period	23,072,750	23,020,542	23,371,835	23,072,750	23,371,835
Average Shares Outstanding-Basic & Diluted	22,826,510	22,770,311	23,513,837	22,798,476	23,641,109
PER SHARE DATA
Basic Earnings Per Common Share*	$0.21	$0.25	$0.24	$0.46	$0.91
Diluted Earnings Per Common Share*	$0.21	$0.25	$0.24	$0.46	$0.91
Book Value	$15.79	$15.60	$14.73	$15.79	$14.73
Market Value	$15.12	$12.64	$14.79	$15.12	$14.79

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.55%	2.58%	2.51%	2.56%	3.22%
Efficiency Ratio	81.62%	78.46%	80.46%	80.05%	63.57%
PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.56%	2.60%	2.54%	2.58%	3.25%
Adjusted Efficiency Ratio[4] (non-GAAP)	81.33%	79.01%	79.77%	80.17%	62.94%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	June 30, 2024			March 31, 2024			June 30, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$31,083	$420	5.43%	$24,129	$335	5.58%	$17,902	$215	4.82%
Tax-Free Investment Securities[3]	11,779	86	2.94%	11,818	85	2.89%	27,894	210	3.02%
Taxable Investment Securities	841,787	7,721	3.69%	853,540	7,743	3.65%	912,292	7,688	3.38%
Total Securities	853,566	7,807	3.68%	865,358	7,828	3.64%	940,186	7,898	3.37%
Tax-Free Loans[3]	105,487	854	3.26%	111,471	897	3.24%	126,453	1,016	3.22%
Taxable Loans	3,430,330	45,395	5.32%	3,407,659	44,817	5.29%	3,157,780	34,529	4.39%
Total Loans	3,535,817	46,249	5.26%	3,519,130	45,714	5.22%	3,284,233	35,545	4.34%
Federal Home Loan Bank Stock	16,611	304	7.36%	20,403	378	7.45%	19,331	315	6.54%
Total Interest-Earning Assets	4,437,077	54,780	4.97%	4,429,020	54,255	4.93%	4,261,652	43,973	4.14%
Noninterest Earning Assets	91,648			91,171			97,525
Total Assets	$4,528,725			$4,520,191			$4,359,177

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$532,700	$1,689	1.28%	$496,052	$1,112	0.90%	$490,423	$659	0.54%
Money Market	510,828	3,926	3.09%	524,896	3,996	3.06%	414,852	1,858	1.80%
Savings	411,457	145	0.14%	439,775	137	0.13%	566,312	151	0.11%
Certificates of Deposit	1,731,358	16,963	3.94%	1,635,819	15,472	3.80%	1,396,307	9,114	2.62%
Total Interest-Bearing Deposits	3,186,343	22,723	2.87%	3,096,542	20,717	2.69%	2,867,894	11,782	1.65%
Federal Home Loan Bank Borrowings	283,154	3,675	5.22%	366,782	4,819	5.28%	405,443	5,080	5.03%
Federal Funds Purchased	—	—	—%	—	—	—%	5,363	71	5.31%
Other Borrowings	8,460	93	4.42%	7,703	94	4.91%	6,163	72	4.69%
Total Borrowings	291,614	3,768	5.20%	374,485	4,913	5.28%	416,969	5,223	5.02%
Total Interest-Bearing Liabilities	3,477,957	26,491	3.06%	3,471,027	25,630	2.97%	3,284,863	17,005	2.08%
Noninterest-Bearing Liabilities	693,336			694,293			715,576
Shareholders' Equity	357,432			354,871			358,738
Total Liabilities and Shareholders' Equity	$4,528,725			$4,520,191			$4,359,177
Net Interest Income[3]		$28,289			$28,625			$26,968
Net Interest Margin[3]			2.56%			2.60%			2.54%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	June 30, 2024			June 30, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$27,606	$755	5.50%	$17,023	$415	4.92%
Tax-Free Investment Securities[3]	11,799	171	2.91%	28,491	415	2.94%
Taxable Investment Securities	847,664	15,464	3.67%	916,439	15,081	3.32%
Total Securities	859,463	15,635	3.66%	944,930	15,496	3.31%
Tax-Free Loans[3]	108,479	1,751	3.25%	129,580	2,069	3.22%
Taxable Loans	3,418,994	90,212	5.31%	3,115,799	77,657	5.03%
Total Loans	3,527,473	91,963	5.24%	3,245,379	79,726	4.95%
Federal Home Loan Bank Stock	18,507	682	7.41%	16,784	555	6.67%
Total Interest-Earning Assets	4,433,049	109,035	4.95%	4,224,116	96,192	4.59%
Noninterest Earning Assets	91,409			94,549
Total Assets	$4,524,458			$4,318,665

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$514,376	$2,801	1.10%	$490,518	$1,156	0.48%
Money Market	517,862	7,922	3.08%	445,654	3,112	1.41%
Savings	425,616	282	0.13%	604,004	316	0.11%
Certificates of Deposit	1,683,589	32,435	3.87%	1,339,269	14,717	2.22%
Total Interest-Bearing Deposits	3,141,443	43,440	2.78%	2,879,445	19,301	1.35%
Federal Home Loan Bank Borrowings	324,968	8,494	5.26%	345,834	8,475	4.94%
Federal Funds Purchased	—	—	—%	9,831	247	5.07%
Other Borrowings	8,081	187	4.65%	6,305	152	4.86%
Total Borrowings	333,049	8,681	5.24%	361,970	8,874	4.94%
Total Interest-Bearing Liabilities	3,474,492	52,121	3.02%	3,241,415	28,175	1.75%
Noninterest-Bearing Liabilities	693,814			726,656
Shareholders' Equity	356,152			350,594
Total Liabilities and Shareholders' Equity	$4,524,458			$4,318,665
Net Interest Income[3]		$56,914			$68,017
Net Interest Margin[3]			2.58%			3.25%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Commercial
Commercial Real Estate	$1,801,397	$1,728,929	$1,642,597
Commercial and Industrial	240,611	257,176	279,156
Total Commercial Loans	2,042,008	1,986,105	1,921,753
Consumer
Residential Mortgages	783,903	788,125	707,893
Other Consumer	31,284	32,428	38,736
Total Consumer Loans	815,187	820,553	746,629
Construction	394,926	397,219	356,805
Other	297,400	305,194	305,255
Total Portfolio Loans	3,549,521	3,509,071	3,330,442
Loans Held-for-Sale	—	—	173
Total Loans	$3,549,521	$3,509,071	$3,330,615

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Nonaccrual Loans
Commercial Real Estate	$611	$641	$2,512
Commercial and Industrial	1,084	109	113
Residential Mortgages	1,951	2,491	3,288
Other Consumer	30	50	12
Construction	2,426	2,093	2,908
Other	294,140	301,913	301,913
Total Nonperforming Loans	300,242	307,297	310,746
Other Real Estate Owned	2,501	2,528	3,379
Total Nonperforming Assets	$302,743	$309,825	$314,125

Nonperforming Loans to Total Portfolio Loans	8.46%	8.76%	9.33%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	8.52%	8.82%	9.42%
Allowance for Credit Losses to Total Portfolio Loans	2.72%	2.75%	2.83%
Allowance for Credit Losses to Nonperforming Loans	32.20%	31.41%	30.30%
Net Loan Charge-offs (Recoveries) QTD	$341	$532	$635
Net Loan Charge-offs (Recoveries) YTD	$873	$532	$1,208
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.04%	0.06%	0.08%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.05%	0.06%	0.08%

ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Balance Beginning of Period	$96,536	$97,052	$94,694	$97,052	$93,852
Provision for Credit Losses	491	16	85	507	1,500
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	1	18	—	19	1
Residential Mortgages	4	23	67	27	70
Other Consumer	488	480	651	968	1,308
Construction	—	156	42	156	42
Other	—	—	—	—	—
Total Charge-offs	493	677	760	1,170	1,421
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	1	1	5	2	5
Residential Mortgages	22	2	1	24	2
Other Consumer	129	142	119	271	206
Construction	—	—	—	—	—
Other	—	—	—	—	—
Total Recoveries	152	145	125	297	213
Total Net Charge-offs	341	532	635	873	1,208
Balance End of Period	$96,686	$96,536	$94,144	$96,686	$94,144

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Interest Income	$28,092	$28,419	$26,711	$56,511	$67,496
Noninterest Income	5,533	5,045	5,028	10,578	9,763
Noninterest Expense	27,446	26,257	25,536	53,703	49,112
Pre-tax Pre-provision Income (Non-GAAP)	$6,179	$7,207	$6,203	$13,386	$28,147

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Income	$4,803	$5,811	$5,704	$10,614	$21,645
(Gains) Losses on Sales of Securities, net	(36)	—	(3)	(36)	9
Less: Equity Security Unrealized Fair Value Gain	(63)	—	—	(63)	—
Losses on Sales and Write-downs of Bank Premises, net	44	1	33	45	66
Gains on Sales and Write-downs of OREO, net	(8)	(342)	(5)	(350)	(5)
OREO Income	(20)	(8)	(18)	(28)	(34)
Contingent Liability	—	—	—	—	115
Total Tax Effect	18	73	(1)	91	(32)
Adjusted Net Income (Non-GAAP)	$4,738	$5,535	$5,710	$10,273	$21,764

Average Shares Outstanding - diluted	22,826,510	22,770,311	23,513,837	22,798,476	23,641,109
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.21	$0.24	$0.24	$0.45	$0.92
3 Computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2024 and 2023 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest Income (FTE)(Non-GAAP)
Interest and Dividend Income (GAAP)	$54,583	$54,049	$43,716	$108,632	$95,671
Tax Equivalent Adjustment[3]	197	206	257	403	521
Interest and Dividend Income (FTE) (Non-GAAP)	54,780	54,255	43,973	109,035	96,192
Average Earning Assets	4,437,077	4,429,020	4,261,652	4,433,049	4,224,116
Yield on Interest-earning Assets (GAAP)	4.95%	4.91%	4.11%	4.93%	4.57%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	4.97%	4.93%	4.14%	4.95%	4.59%

Net Interest Income (GAAP)	$28,092	$28,419	$26,711	$56,511	$67,496
Tax Equivalent Adjustment[3]	197	206	257	403	521
Net Interest Income (FTE) (Non-GAAP)	28,289	28,625	26,968	56,914	68,017
Average Earning Assets	4,437,077	4,429,020	4,261,652	4,433,049	4,224,116
Net Interest Margin (GAAP)	2.55%	2.58%	2.51%	2.56%	3.22%
Net Interest Margin (FTE) (Non-GAAP)	2.56%	2.60%	2.54%	2.58%	3.25%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Noninterest Expense	$27,446	$26,257	$25,536	$53,703	$49,112
Less: Losses on Sales and Write-downs of Bank Premises, net	(44)	(1)	(33)	(45)	(66)
Less: Gains on Sales and Write-downs of OREO, net	8	342	5	350	5
Less: Contingent Liability	—	—	—	—	(115)
Adjusted Noninterest Expense (Non-GAAP)	$27,410	$26,598	$25,508	$54,008	$48,936

Net Interest Income	$28,092	$28,419	$26,711	$56,511	$67,496
Plus: Taxable Equivalent Adjustment[3]	197	206	257	403	521
Net Interest Income (FTE) (Non-GAAP)	28,289	28,625	26,968	56,914	68,017
Less: (Gains) Losses on Sales of Securities, net	(36)	—	(3)	(36)	9
Less: Equity Security Unrealized Fair Value Gain	(63)	—	—	(63)	—
Less: OREO Income	(20)	(8)	(18)	(28)	(34)
Noninterest Income	5,533	5,045	5,028	10,578	9,763
Net Interest Income (FTE) (Non-GAAP) plus Noninterest Income	$33,703	$33,662	$31,975	$67,365	$77,755
Efficiency Ratio (GAAP)	81.62%	78.46%	80.46%	80.05%	63.57%
Adjusted Efficiency Ratio (Non-GAAP)	81.33%	79.01%	79.77%	80.17%	62.94%